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                       [Letterhead of Jeffrey H. Moritz]


July 9, 1998


I have issued my audit report dated July 26, 1997 accompanying financial statements of American ATM Corp. for the year ended June 30, 1997 contained in Amendment No. 1 to the Registration Statement and Prospectus. I consent to the use of the aforementioned report in the Registration Statement and Prospectus, and the use of my name as it appears under the captions 'Experts', 'Summary Historical and Pro Forma Financial Data', and 'Selected Financial Data'.



JEFFREY H. MORITZ
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Jeffrey H. Moritz



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